Exhibit 3.1

                     AMENDMENT TO ARTICLE VIII OF THE BYLAWS
                     OF ENERGY CONVERSION DEVICES, INC.



        The first sentence of the Fourth paragraph of Article VIII of the Bylaws is amended as of February 21, 2002 as follows:

                   The total number of directors shall consist of not less than three nor more than fourteen directors.